Exhibit 99.1

       The Empire District Electric Company Earnings Report and
                       Declaration of Dividends


    JOPLIN, Mo.--(BUSINESS WIRE)--Oct. 26, 2006--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable December 15, 2006, to holders of record as of December 1, 2006.

    The Company reported earnings for the third quarter of 2006 of $22.4 million, or $0.74 per share, compared with earnings in the same quarter of 2005 of $19.6 million, or $0.75 per share. Earnings for the twelve months ended September 30, 2006 were $32.3 million, or $1.19 per share. This compares to earnings of $24.5 million, or $0.95 per share, for the twelve months ended September 30, 2005.

    For the quarter, revenues increased $11.8 million, or 9.9 percent, as compared to the third quarter of 2005, positively impacting earnings per share by an estimated $0.30. Increased electric rates, including the effect of the Missouri Interim Energy Charge (IEC), increased revenues by an estimated $1.6 million. Revenues increased an estimated $10.1 million as a result of an increase in the Company's estimate of unbilled revenue as well as strong customer growth. Revenues from the gas operations of The Empire District Gas Company
(EDG), acquired on June 1, 2006, contributed $4.9 million. The increases to electric revenues were partially offset by the effect of weather for this quarter compared to last year, which reduced revenues by an estimated $3.8 million, and by lower off-system and other sales, which were approximately $1.2 million less than in the third quarter of 2005. The non-regulated and water businesses contributed a combined $0.2 million to the increase in revenues as compared to the prior period.

    Total electric fuel and purchased power costs for the quarter decreased by $0.4 million, or 0.9 percent, compared to the third quarter of last year, with electric fuel costs decreasing by a total of $3.0 million offset by a $2.6 million increase in purchased power costs. Electric fuel costs were impacted by decreased volumes for both natural gas and coal which were partially offset by increased prices for both commodities. The cost of natural gas sold by EDG in the quarter was $2.2 million.

    The IEC revenues, mentioned previously, did not recover all the Missouri related fuel and purchased power costs incurred in the third quarter, with an estimated $5.0 million in fuel costs for our Missouri customers not recovered. Since inception of the IEC on March 27, 2005, the costs of fuel and purchased power are approximately $23.9 million higher than the costs recovered through our base rates and the IEC during the period.

    Increases in other operating and maintenance expenses, primarily due to EDG operating and maintenance expenses of $2.8 million, reduced earnings by an estimated $3.2 million, or $0.08 per share. Increased depreciation expense, general taxes and interest expense had a negative impact on earnings by an accumulated $0.04 per share. Also negatively impacting earnings by an estimated $0.12 per share was the dilutive effect of an additional 3.8 million shares of common stock sold through a public offering in June 2006.

    EDE Holdings, Inc., a subsidiary of The Empire District Electric Company, sold its interests in Mid-America Precision Products (MAPP) on August 31, 2006. The gain from the sale increased earnings per share by approximately $0.01.

    Total revenues for the twelve months ended September 30, 2006 were higher by $47.3 million, or 13.6 percent, positively impacting earnings per share by $1.22. Electric revenues increased $39.9 million when compared to the twelve months ended September 30, 2005, and revenues from water and non-regulated businesses increased $0.8 million. The effect of rate increases positively impacted revenues by $25.6 million, including $4.1 million from the IEC, while an increase in the Company's estimate for unbilled revenue as well as continued customer growth contributed an estimated $15.2 million. Off-system and other electric sales increased revenues by $1.6 million while less favorable weather during the current twelve month ended period as compared to the prior year period had a negative effect on revenues of approximately $2.5 million. Since completing the acquisition of EDG on June 1, 2006, revenues from the gas operations have totaled $6.6 million.

    For the twelve months ended September 30, 2006, total electric fuel, purchased power and natural gas costs increased $27.1 million, or 18.4 percent, reducing earnings per share by an estimated $0.70 of which $3.0 million, or $0.08 per share, was attributable to natural gas purchased for resale by EDG. Other operating and maintenance expenses increased $1.9 million, decreasing earnings per share by $0.05, while depreciation expense, general taxes and interest expense reduced earnings per share by an estimated $0.11, $0.02 and $0.03, respectively. Decreased healthcare and pension costs in the electric business of $3.3 million and decreased non-regulated expenses of $0.5 million were offset by operations and maintenance expenses of $3.8 million attributable to EDG. The dilutive effect of the additional 3.8 million shares of common stock mentioned previously reduced earnings by an estimated $0.07 per share for the twelve months ended September 30, 2006.

    The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company's earnings between periods. All earnings per share amounts reflect both basic and fully diluted weighted average shares outstanding.

    Bill Gipson, President and CEO, will host a conference call Friday, October 27, 2006, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended September 30, 2006. To phone in to the conference call, parties in the United States should dial 1-800-561-2813 (International 617-614-3529), passcode # 11822111, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire's website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode # 37670590. Forward-looking and other material information may be discussed during the conference call.


      THE EMPIRE DISTRICT ELECTRIC COMPANY FINANCIAL HIGHLIGHTS
                 (in 000's except per share amounts)
----------------------------------------------------------------------
                             Three Months Ended   Twelve Months Ended
                                September 30          September 30
                            ------------------------------------------
                                 2006      2005        2006      2005
----------------------------------------------------------------------
Operating Revenues           $131,583  $119,755    $395,708  $348,423
----------------------------------------------------------------------
Net Income                    $22,352   $19,594     $32,347   $24,459
----------------------------------------------------------------------
Weighted Average Common
 Shares Outstanding - Basic    30,120    25,962      27,228    25,797
----------------------------------------------------------------------
Weighted Average Common
 Shares Outstanding -
 Diluted                       30,141    26,015      27,244    25,844
----------------------------------------------------------------------
Earnings Per Weighted
 Average Share of Common -
 Basic and Diluted              $0.74     $0.75       $1.19     $0.95
----------------------------------------------------------------------

    Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma and Arkansas. The Company also provides fiber optic, internet and customer information software services.

    Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

    CONTACT: The Empire District Electric Company
             Media Communications
             Amy Bass, 417-625-5114
             Director of Corporate Communications
             abass@empiredistrict.com
             or
             Investor Relations
             Jan Watson, 417-625-5108
             Secretary - Treasurer
             jwatson@empiredistrict.com